UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
April 30, 2024
(Date of earliest event reported)

APPLIED DIGITAL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	001-31968	95-4863690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3811 Turtle Creek Blvd.,	Suite 2100,	Dallas,	TX	75219
(Address of principal executive offices)				(Zip Code)
214-427-1704
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
o    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
o    Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. o
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APLD	Nasdaq Global Select Market

Item 1.01 Entry into a Material Definitive Agreement.
On April 30, 2024, Applied Digital Corporation (the “Company”) entered into a Cooperation and Standstill Agreement (the “Agreement”) with Oasis Management Co., Ltd. (“Oasis”), pursuant to which Oasis agreed to certain cooperation and standstill provisions and the Company agreed to appoint Ella Benson, an employee of Oasis, to the Company’s Board of Directors (the “Board”) as an independent director and as Chairperson of the Board’s Nominating and Governance Committee and further agreed to nominate Ms. Benson for election as a director of the Company at the Company’s 2024 and 2025 annual meetings of stockholders and to continue her tenure as Chair of the Nominating and Governance Committee in accordance with the terms and conditions set forth in the Agreement. In connection with the Agreement, the Company also entered into Confidentiality Agreements with Oasis and Ella Benson. The following is a summary of the terms of the Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.
During the Cooperation Period (as defined below), Oasis has agreed to customary standstill restrictions, including, subject to certain exceptions, restrictions on Oasis (1) acquiring additional shares of the Company’s common stock to the extent such acquisition would cause Oasis to beneficially own more than 9.9% of the Company’s outstanding common stock, (2) acquiring any interest in any indebtedness of the Company, (3) acquiring ownership of (or any right or option to acquire) any asset or business of the Company, (4) acquiring any right, option, warrant, or other derivative position or similar right in any voting securities of the Company, (5) seeking, offering, or encouraging certain extraordinary transactions with respect to the Company and its assets, (6) nominating directors for election to the Board, (7) submitting stockholder proposals for consideration by the Company’s stockholders, (8) calling a stockholder meeting, (9) seeking to amend the Company’s certificate of incorporation or bylaws, (10) soliciting or granting proxies to vote shares of the Company’s common stock, (11) participating in a voting trust or voting agreement with respect to the Company’s common stock, (12) publicly seeking to amend the Agreement, (13) requesting a list of the Company’s stockholders or any books and records of the Company, or (14) commencing any action against the Company or any of its officers, directors, or affiliates. The “Cooperation Period” is the period beginning on the effective date of the Agreement until the later of the (i) Company’s 2025 annual meeting of stockholders, or (ii) the date at which Ms. Benson (or any replacement director, pursuant to the Agreement) no longer serves on the Board.
Additionally, during the Cooperation Period, Oasis has agreed to vote in accordance with the Board’s recommendations with respect to (1) each election of directors, (2) any and all other matters presented at such stockholder meeting, subject to certain limited exceptions; and (3) to maintain the confidentiality of certain information received by Ella Benson during her tenure as a director. Oasis has also agreed to certain non-disparagement provisions. The Agreement will terminate upon the earlier of (i) the expiration of the Cooperation Period, and (ii) mutual written consent of the Company and Oasis.
Oasis has disclosed that it beneficially owns approximately 5.2 million shares of the Company’s common stock, which represents approximately 4.2% of the Company’s issued and outstanding shares of common stock.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 30, 2024, pursuant to the Agreement described in Item 1.01 of this Current Report, the Company appointed Ms. Benson to serve as a director effective as of May 6, 2024 with a term expiring at the Company’s 2026 annual meeting of stockholders.
The Board now consists of 7 directors, 6 of whom are independent. The Board has also appointed Ms. Benson to serve as the Chair of the Nominating and Governance Committee, effective as of May 6, 2024.
Ms. Benson will be eligible to receive the same compensation as the Company’s other non-employee directors as described under “Director Compensation” in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on September 29, 2023.
There are no transactions between Ms. Benson and the Company that would be reportable under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.
The Company issued a press release dated April 30, 2024, announcing the entry into the Cooperation and Standstill Agreement and the appointment of Ella Benson to the Board pursuant to the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.
Item 9.01. Financial Statements and Exhibits
EXHIBIT INDEX

Exhibit No.	Description

10.1	Cooperation and Standstill Agreement, dated as of April 30, 2024, by and between Applied Digital Corporation, a Nevada Corporation, and Oasis Management Co., Ltd.
99.1	Press Release, dated April 30, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:	May 1, 2024	By:	/s/ David Rench
		Name:	David Rench
		Title:	Chief Financial Officer